Exhibit 5.1

March 15, 2002

The Right Start, Inc.
2520 Renaissance Boulevard,
King of Prussia, PA 19406

        Re: The Right Start, Inc. Form S-3 Registration Statement

Ladies and Gentlemen:

        In connection with the Registration Statement on Form S-3 (the "Registration Statement") to be filed by The Right Start, Inc., a California corporation (the "Company"), under the Securities Act of 1933, as amended, relating to the resale by certain stockholders of the Company of up to an aggregate of 14,348,819 shares (the "Shares") of Common Stock, par value $.001 per share, of the Company, consisting of (i) 3,463,748 Shares which are currently outstanding (the "Outstanding Shares"), (ii) 1,885,072 Shares (the "Warrant Shares") to be issued upon the exercise of certain outstanding warrants (the "Warrants") and (iii) 8,999,999 Shares (the "Conversion Shares") to be issued upon the conversion of the outstanding shares of the Company's Series F Convertible Preferred Stock, Series G Convertible Preferred Stock and Series H Contingent Convertible Preferred Stock (collectively, the "Preferred Stock"), we as counsel for the Company, have examined such corporate records, other documents and questions of law as we have deemed necessary or appropriate for the purposes of this opinion.

        Upon the basis of such examination, we advise you that in our opinion (i) the Outstanding Shares have been duly and validly authorized, legally issued, fully paid and non-assessable, (ii) the Warrant Shares, if, as and when issued in accordance with the terms of the Warrants, including, without limitation, any payment required in connection with the exercise thereof, will be duly and validly authorized, legally issued, fully paid and non-assessable and (iii) the Conversion Shares, upon approval by the shareholders of the Company of proposals to be acted on at a special meeting of shareholders to be held on March 26, 2002, (A) to increase the number of authorized shares of Common Stock of the Company and (B) to approve the conversion features of the Preferred Stock, and if, as and when issued in accordance with the respective terms of the Preferred Stock, will be duly and validly authorized, legally issued, fully paid and non-assessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the caption "Legal Matters" in the Prospectus contained therein. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933, as amended.

Very truly yours,
/s/ Fulbright & Jaworski L.L.P.
Fulbright & Jaworski L.L.P.